Exhibit 15
November 7, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 7, 2008 on our review of interim financial information of UniSource Energy Corporation (the “Company”) for the three month periods ended September 30, 2008 and 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007 is incorporated by reference in the Company’s Registration Statements on Form S-8 (Nos.333-43765, 333-43767, 333-43769, 333-53309, 333-53333, 333-53337, 333-99317, and 333-140353) and on Form S-3 (Nos. 333-31043, 333-93769, 333-103392, and 333-126141).
Very truly yours,
PricewaterhouseCoopers LLP